Exhibit 99.1

FOX CORPORATION ANNOUNCES PAYMENT OF DIVIDEND TO TWENTY-FIRST

CENTURY FOX, INC. AND RECEIPT OF CASH PAYMENT FROM DISNEY;

DETERMINATION AND PAYMENT OF TRANSACTION TAXES;

AND INVESTOR CONFERENCE ON MAY 9

New York, NY and Los Angeles, CA – March 20, 2019 – Fox Corporation (NASDAQ: FOXA, FOX) (the “Company”) announced today that yesterday, pursuant to the combination merger agreement among Twenty-First Century Fox, Inc. (“21CF”), The Walt Disney Company (“Disney” – NYSE: DIS) and certain of their subsidiaries, the Company paid to 21CF a dividend in the amount of $8.5 billion. The final determination of the taxes in respect of the separation and distribution for which the Company is responsible pursuant to the combination merger agreement and a prepayment of the estimated taxes in respect of divestitures – referred to collectively as the transaction tax – was $6.5 billion. The Company today received a cash payment in the amount of $2.0 billion from Disney, which has the net effect of reducing the $8.5 billion cash dividend the Company paid to 21CF.

The transaction tax included a prepayment of the Company’s share of the estimated tax liabilities resulting from the anticipated divestitures by Disney of certain assets, principally the FOX Sports Regional Sports Networks. This prepayment was in the amount of approximately $700 million and is subject to adjustment in the future, when the actual amounts of the tax liabilities are reported on the federal income tax returns of 21CF or Disney.

As a result of the separation and the distribution, the Company obtained a tax basis in its assets equal to their respective fair market values. This will result in estimated annual tax deductions of approximately $1.5 billion, principally over the next 15 years related to the amortization of the additional tax basis. This amortization is estimated to reduce the Company’s annual cash tax liability by $360 million per year at the current combined federal and state applicable tax rate of 24%. Such estimates are subject to revisions, which could be material, based upon, among other things, final appraisals.

Investor Conference

The Company will hold an investor conference on May 9, 2019, with additional details to follow.

About Fox Corporation

Fox Corporation produces and distributes compelling news, sports and entertainment content through its iconic domestic brands including: FOX News, FOX Sports, the FOX Network, and the FOX Television Stations. These brands hold cultural significance with consumers and commercial importance for distributors and advertisers. The breadth and depth of our footprint allows us to deliver content that engages and informs audiences, develops deeper consumer relationships and creates more compelling product offerings. FOX maintains an impressive track record of news, sports, and entertainment industry success that will shape our strategy to capitalize on current strengths and invest in new initiatives. For more information about Fox Corporation, please visit www.FoxCorporation.com.

Press Contacts: Hope Hicks 310-369-1212 hope.hicks@fox.com	Investor Contacts: Joe Dorrego 212-852-7856 joseph.dorrego@fox.com

Megan Klein 310-369-3613 megan.klein@fox.com	Dan Carey 212-852-7955 daniel.carey@fox.com

Caution Concerning Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) potential future adjustments to the Company’s share of estimated tax liabilities and (ii) estimates of the Company’s annual tax deductions and reductions in the Company’s annual cash tax liability and potential revisions to such estimates. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, the risk that such estimated amounts may be adjusted or revised, which may negatively impact the Company’s business, financial condition and results of operations, risks relating to the separation of the Company from 21CF and the distribution and the other risks and uncertainties discussed in the documents the Company has filed with or furnished to the Securities and Exchange Commission (the “SEC”), including the Company’s Registration Statement on Form 10 declared effective by the SEC on February 5, 2019 and the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2018.

Statements in this news release speak only as of the date they were made, and the Company undertakes no duty to update or release any revisions to any forward-looking statement made in this news release or to report any events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.